Exhibit 99.1

CVR Energy Reports Fourth Quarter and Full-Year 2024 Results

•Reported full-year 2024 net income attributable to CVR Energy stockholders of $7 million and EBITDA of $394 million.
•Paid cumulative cash dividends attributable to 2024 of $1.00 per share.
•Enhanced liquidity by $408 million in the fourth quarter of 2024 through a Term Loan and the sale of our 50 percent interest in Midway Pipeline.

SUGAR LAND, Texas (February 18, 2025) – CVR Energy, Inc. (“CVR Energy” or the “Company”) (NYSE: CVI) today announced fourth quarter 2024 net income attributable to CVR Energy stockholders of $28 million, or 28 cents per diluted share, compared to fourth quarter 2023 net income attributable to CVR Energy stockholders of $91 million, or 91 cents per diluted share. Adjusted loss for the fourth quarter of 2024 was 13 cents per diluted share compared to adjusted earnings of 65 cents per diluted share in the fourth quarter of 2023. Net income for the fourth quarter of 2024 was $40 million, compared to net income of $97 million in the fourth quarter of 2023. Fourth quarter 2024 EBITDA was $122 million, compared to fourth quarter 2023 EBITDA of $204 million. Adjusted EBITDA for the fourth quarter of 2024 was $67 million, compared to adjusted EBITDA of $170 million in the fourth quarter of 2023.

For full-year 2024, the Company reported net income attributable to CVR Energy stockholders of $7 million, or 6 cents per diluted share, compared to net income attributable to CVR Energy stockholders for full-year 2023 of $769 million, or $7.65 per diluted share. Adjusted loss for full-year 2024 was 51 cents per diluted share compared to adjusted earnings of $5.64 per diluted share for full-year 2023. Net income for full-year 2024 was $45 million, compared to net income of $878 million for full-year 2023. Full-year 2024 EBITDA was $394 million, compared to full-year 2023 EBITDA of $1.4 billion. Adjusted EBITDA for full-year 2024 was $317 million, compared to adjusted EBITDA of $1.2 billion for full-year 2023.

“CVR Energy’s 2024 full-year and fourth quarter results for its refining business were lower than the previous year due to reduced crack spreads and, to a lesser degree, decreased throughputs,” said Dave Lamp, CVR Energy’s Chief Executive Officer. “We commenced our planned Coffeyville turnaround early, which should position us well for the improvement in cracks we expect as summer driving season begins and capacity rationalization occurs.

“CVR Partners operated well during 2024, with consolidated ammonia plant utilization of 96 percent,” Lamp said. “The Partnership is pleased to have declared a fourth quarter 2024 cash distribution of $1.75 per common unit, with cumulative cash distributions of $6.76 per common unit for 2024.”

Petroleum Segment

Fourth Quarter 2024 Compared to Fourth Quarter 2023

The Petroleum Segment reported fourth quarter 2024 net income of $35 million and EBITDA of $72 million, compared to net income of $158 million and EBITDA of $196 million for the fourth quarter of 2023. Adjusted EBITDA for the Petroleum Segment was $9 million for the fourth quarter of 2024, compared to $152 million for the fourth quarter of 2023.

Combined total throughput for the fourth quarter of 2024 was approximately 214,000 barrels per day (“bpd”), compared to approximately 223,000 bpd of combined total throughput for the fourth quarter of 2023.

Refining margin for the fourth quarter of 2024 was $165 million, or $8.37 per total throughput barrel, compared to $307 million, or $15.01 per total throughput barrel, during the same period in 2023. Included in our fourth quarter 2024 refining margin were favorable mark-to-market impacts on our outstanding Renewable Fuel Standard (“RFS”) obligation of $57 million, unfavorable derivative impacts of $6 million from open crack spread swap positions and unfavorable inventory valuation impacts of $12 million. Excluding these items, adjusted refining margin for the fourth quarter of 2024 was $6.45 per barrel, compared to an adjusted refining margin per barrel of $12.91 for the fourth quarter of 2023. The decrease in adjusted refining margin per barrel was primarily due to a decrease in the Group 3 2-1-1 crack spread.

Full-Year 2024 Compared to Full-Year 2023

The Petroleum Segment reported full-year 2024 net income of $70 million and EBITDA of $223 million, compared to net income of $1.1 billion and EBITDA of $1.2 billion for full-year 2023. Adjusted EBITDA for the Petroleum Segment was $138 million for full-year 2024, compared to $903 million for full-year 2023.

Combined total throughput for full-year 2024 was approximately 196,000 bpd, compared to approximately 208,000 bpd for full-year 2023.

Refining margin was $684 million, or $9.53 per total throughput barrel, for full-year 2024 compared to $1.7 billion, or $21.82 per total throughput barrel, for full-year 2023. Included in our full-year 2024 refining margin were favorable mark-to-market impacts on our outstanding RFS obligation of $89 million, unfavorable derivative impacts of $22 million from open crack spread swap positions, and unfavorable inventory valuation impacts of $6 million. Excluding these items, adjusted refining margin for full-year 2024 was $8.67 per barrel, compared to an adjusted refining margin per barrel of $18.11 for full-year 2023. The decrease in adjusted refining margin per barrel was primarily due to a decrease in the Group 3 2-1-1 crack spread.

Renewables Segment

Effective for the year ended December 31, 2024, and due to the prominence of the renewables business relative to the Company’s overall 2024 performance, we have revised our reportable segments to reflect a new reportable segment – Renewables. The Renewables Segment includes the operations of the renewable diesel unit and renewable feedstock pretreater at the refinery in Wynnewood, Oklahoma.

Fourth Quarter 2024 Compared to Fourth Quarter 2023

The Renewables Segment reported fourth quarter 2024 net loss of $3 million and EBITDA of $3 million, compared to net loss of $30 million and EBITDA loss of $26 million for the fourth quarter of 2023. Adjusted EBITDA for the Renewables Segment was $9 million for the fourth quarter of 2024, compared to Adjusted EBITDA loss of $17 million for the fourth quarter of 2023.

Total vegetable oil throughput for the fourth quarter of 2024 was approximately 187,000 gallons per day (“gpd”), compared to approximately 200,000 gpd for the fourth quarter of 2023.

Renewables margin was $14 million, or 79 cents per vegetable oil throughput gallon, for the fourth quarter of 2024 compared to a loss of $17 million, or 90 cents per vegetable oil throughput gallon, for the fourth quarter of 2023. Factors contributing to our fourth quarter 2024 renewables margin were lower cost of sales of $46 million due to a decrease in vegetable oil feed prices and an increase in the Heating Oil - Bean Oil (“HOBO”) spread of 7 cents per gallon driven by a decrease in soybean oil prices of 9 cents per pound due to increased U.S. soybean oil inventories resulting from higher production levels.

Full-Year 2024 Compared to Full-Year 2023

The Renewables Segment reported full-year 2024 net loss of $21 million and EBITDA of $3 million, compared to net loss of $36 million and EBITDA loss of $17 million for full-year 2023. Adjusted EBITDA for the Renewables Segment was $10 million for full-year 2024, compared to Adjusted EBITDA loss of $5 million for full-year 2023.

Total vegetable oil throughput for full-year 2024 was approximately 151,000 gpd, compared to approximately 226,000 gpd for full-year 2023.

Renewables margin was $44 million, or 80 cents per vegetable oil throughput gallon, for full-year 2024 compared to $22 million, or 27 cents per vegetable oil throughput gallon, for full-year 2023. Factors contributing to our full-year 2024 renewables margin were favorable cost of sales of $284 million due to lower vegetable oil feed prices, an increase in the HOBO spread of 59 cents per gallon driven by a decrease in soybean oil prices of 14 cents per pound due to increased U.S. soybean oil inventories resulting from higher production levels and an increase in renewable diesel yield due to improved catalyst performance in the current year.

Nitrogen Fertilizer Segment

Fourth Quarter 2024 Compared to Fourth Quarter 2023

The Nitrogen Fertilizer Segment reported net income of $18 million and EBITDA of $50 million on net sales of $140 million for the fourth quarter of 2024, compared to net income of $10 million and EBITDA of $38 million on net sales of $142 million for the fourth quarter of 2023.

CVR Partners’ fertilizer facilities produced a combined 210,000 tons of ammonia during the fourth quarter of 2024, of which 80,000 net tons were available for sale, while the rest was upgraded to other fertilizer products, including 310,000 tons of urea ammonia nitrate (“UAN”). During the fourth quarter of 2023, the fertilizer facilities produced 205,000 tons of ammonia, of which 75,000 net tons were available for sale, while the remainder was upgraded to other fertilizer products, including 306,000 tons of UAN.

For the fourth quarter of 2024, average realized gate prices for UAN declined by 5 percent to $229 per ton and ammonia improved by 3 percent to $475 per ton when compared to the fourth quarter of 2023. Average realized gate prices for UAN and ammonia were $241 per ton and $461 per ton, respectively, for the fourth quarter of 2023.

Full-Year 2024 Compared to Full-Year 2023

The Nitrogen Fertilizer Segment reported net income of $61 million and EBITDA of $179 million on net sales of $525 million for full-year 2024, compared to net income of $172 million and EBITDA of $281 million on net sales of $681 million for full-year 2023.

For full-year 2024, our fertilizer facilities produced a combined 836,000 tons of ammonia, of which 270,000 net tons were available for sale, while the rest was upgraded to other fertilizer products, including 1,273,000 tons of UAN. For full-year 2023, the fertilizer facilities produced 864,000 tons of ammonia, of which 270,000 net tons were available for sale, while the remainder was upgraded to other fertilizer products, including 1,369,000 tons of UAN.

For full-year 2024, average realized gate prices for UAN declined by 20 percent to $248 per ton and ammonia declined by 16 percent to $479 per ton when compared to the full-year 2023. Average realized gate prices for UAN and ammonia were $309 per ton and $573 per ton, respectively, for full-year 2023.

Corporate and Other

The Company reported income tax benefit of $26 million, or (137.2) percent of income before income taxes, for the year ended December 31, 2024, compared to an income tax expense of $207 million, or 19.1 percent of income before income taxes, for the year ended December 31, 2023. The decrease in income tax expense was due primarily to a decrease in overall pretax earnings for the year ended December 31, 2024, compared to the year ended December 31, 2023. In addition, the change in the effective tax rate was due primarily to changes in pretax earnings attributable to noncontrolling interests and the impact of federal and state tax credits and incentives generated in relation to overall pretax earnings for the year ended December 31, 2024, compared to the year ended December 31, 2023.

Cash, Debt and Dividend

During the fourth quarter of 2024, we completed two liquidity enhancing transactions generating net proceeds of $318 million from the senior secured term loan facility (the “Term Loan”) issuance and approximately $90 million of gross proceeds from the sale of our subsidiary’s 50% interest in the Midway Pipeline.

Consolidated cash and cash equivalents was $987 million at December 31, 2024. Consolidated total debt and finance lease obligations was $1.9 billion at December 31, 2024, including $569 million held by the Nitrogen Fertilizer Segment.

CVR Partners announced that the Board of Directors of its general partner declared a fourth quarter 2024 cash distribution of $1.75 per common unit, which will be paid on March 10, 2025, to common unitholders of record as of March 3, 2025.

Fourth Quarter 2024 Earnings Conference Call

CVR Energy previously announced that it will host its fourth quarter and full-year 2024 Earnings Conference Call on Wednesday, February 19, at 1 p.m. Eastern. This Earnings Conference Call may also include discussion of Company developments, forward-looking information and other material information about business and financial matters.

The fourth quarter and full-year 2024 Earnings Conference Call will be webcast live and can be accessed on the Investor Relations section of CVR Energy’s website at www.CVREnergy.com. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8291. The webcast will be archived and available for 14 days at https://edge.media-server.com/mmc/p/4a2maqba. A repeat of the call can be accessed for 14 days by dialing (877) 660-6853, conference ID 13751234.

Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding future: continued safe and reliable operations; drivers of our results; EBITDA and Adjusted EBITDA; asset utilization, capture, production volume, throughput product yield and crude oil gathering rates; cash flow generation; operating income and net sales; throughput; refining margin; crack spreads, including the improvement thereof; capacity rationalization; impact of costs to comply with the RFS and revaluation of our RFS liability; crude oil and refined product pricing impacts on inventory valuation; derivative gains and losses and the drivers thereof; crack spreads, including the drivers thereof; demand trends; RIN generation levels; ethanol and biodiesel blending activities; inventory levels; benefits of our corporate transformation to segregate our renewables business; access to capital and new partnerships; RIN pricing, including its impact on performance and the Company’s ability to offset the impact thereof; carbon capture and decarbonization initiatives; ammonia and UAN pricing; global fertilizer industry conditions; grain prices; crop inventory levels; crop and planting levels; demand for refined products; economic downturns and demand destruction; production levels and utilization at our nitrogen fertilizer facilities; nitrogen fertilizer sales volumes; ability to and levels to which we upgrade ammonia to other fertilizer products, including UAN; income tax expense, including the drivers thereof; changes to pretax earnings and our effective tax rate; the availability of tax credits and incentives; production rates and operations capabilities of our renewable diesel unit, including the ability to return to hydrocarbon service; renewable feedstock throughput; use of proceeds under our debt instruments; debt levels; cash and cash equivalent levels; dividends and distributions, including the timing, payment and amount (if any) thereof; direct operating expenses, capital expenditures, depreciation and amortization and turnaround expense; cash reserves; timing of turnarounds; impacts of any pandemic; labor supply shortages, difficulties, disputes or strikes, including the impact thereof; and other matters. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Investors are cautioned that various factors may affect these forward-looking statements, including (among others) the health and economic effects of any pandemic, demand for fossil fuels and price volatility of crude oil, other feedstocks and refined products; the ability of Company to pay cash dividends and of CVR Partners to make cash distributions; potential operating hazards; costs of compliance with existing or new laws and regulations and potential liabilities arising therefrom; impacts of the planting season on CVR Partners; our controlling shareholder’s intention regarding ownership of our common stock or CVR Partners’ common units; general economic and business conditions; political disturbances, geopolitical instability and tensions; existing and future laws, rulings, policies and regulations, including the reinterpretation or amplification thereof by regulators, and including but not limited to those relating to the environment, climate change, and/or the production, transportation, or storage of hazardous chemicals, materials, or substances, like ammonia; political uncertainty and impacts to the oil and gas industry and the United States economy generally as a result of actions taken by a new administration, including the imposition of tariffs or changes in climate or other energy laws, rules, regulations, or policies; impacts of plant outages; potential operating hazards from accidents, fires, severe weather, tornadoes, floods, wildfires, or other natural disasters; and other risks. For additional discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other Securities and Exchange Commission (“SEC”) filings. These and other risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof. CVR Energy disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy is a diversified holding company primarily engaged in the renewable fuels and petroleum refining and marketing businesses, as well as in the nitrogen fertilizer manufacturing business through its interest in CVR Partners, LP. CVR Energy subsidiaries serve as the general partner and own 37 percent of the common units of CVR Partners.

Investors and others should note that CVR Energy may announce material information using SEC filings, press releases, public conference calls, webcasts and the Investor Relations page of its website. CVR Energy may use these channels to distribute material information about the Company and to communicate important information about the Company, corporate initiatives and other matters. Information that CVR Energy posts on its website could be deemed material; therefore, CVR Energy encourages investors, the media, its customers, business partners and others interested in the Company to review the information posted on its website.

Contact Information:

Investor Relations
Richard Roberts
(281) 207-3205
InvestorRelations@CVREnergy.com

Media Relations
Brandee Stephens
(281) 207-3516
MediaRelations@CVREnergy.com

Non-GAAP Measures

Our management uses certain non-GAAP performance measures, and reconciliations to those measures, to evaluate current and past performance and prospects for the future to supplement our financial information presented in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures are important factors in assessing our operating results and profitability and include the performance and liquidity measures defined below.

As a result of continuing volatile market conditions and the impacts certain non-cash items may have on the evaluation of our operations and results, the Company began disclosing the Adjusted Refining Margin non-GAAP measure, as defined below, in the second quarter of 2024. We believe the presentation of this non-GAAP measure is meaningful to compare our operating results between periods and better aligns with our peer companies. All prior periods presented have been conformed to the definition below.

The following are non-GAAP measures we present for the three and twelve months ended December 31, 2024 and 2023:

EBITDA - Consolidated net income (loss) before (i) interest expense, net, (ii) income tax expense (benefit) and (iii) depreciation and amortization expense.

Petroleum EBITDA, Renewables EBITDA, and Nitrogen Fertilizer EBITDA - Segment net income (loss) before segment (i) interest expense, net, (ii) income tax expense (benefit), and (iii) depreciation and amortization.

Refining Margin - The difference between our Petroleum Segment net sales and cost of materials and other.

Adjusted Refining Margin - Refining Margin adjusted for certain significant noncash items and items that management believes are not attributable to or indicative of our underlying operational results of the period or that may obscure results and trends we deem useful.

Refining Margin and Adjusted Refining Margin, per Throughput Barrel - Refining Margin and Adjusted Refining Margin divided by the total throughput barrels during the period, which is calculated as total throughput barrels per day times the number of days in the period.

Direct Operating Expenses per Throughput Barrel - Direct operating expenses for our Petroleum Segment divided by total throughput barrels for the period, which is calculated as total throughput barrels per day times the number of days in the period.

Renewables Margin - The difference between our Renewables Segment net sales and cost of materials and other.

Adjusted Renewables Margin - Renewables Margin adjusted for certain significant noncash items and items that management believes are not attributable to or indicative of our underlying operational results of the period or that may obscure results and trends we deem useful.

Renewables Margin and Adjusted Renewables Margin, per Vegetable Oil Throughput Gallon - Renewables Margin and Adjusted Renewables Margin divided by the total vegetable oil throughput gallons for the period, which is calculated as total vegetable oil throughput gallons per day times the number of days in the period.

Direct Operating Expenses per Vegetable Oil Throughput Gallon - Direct operating expenses for our Renewables Segment divided by total vegetable oil throughput gallons for the period, which is calculated as total vegetable oil throughput gallons per day times the number of days in the period.

Adjusted EBITDA, Petroleum Adjusted EBITDA, Renewables Adjusted EBITDA, and Nitrogen Fertilizer Adjusted EBITDA - EBITDA, Petroleum EBITDA, Renewables EBITDA, and Nitrogen Fertilizer EBITDA adjusted for certain significant non-cash items and items that management believes are not attributable to or indicative of our underlying operational results of the period or that may obscure results and trends we deem useful.

Adjusted Earnings (Loss) per Share - Earnings (loss) per share adjusted for certain significant non-cash items and items that management believes are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends.

Free Cash Flow - Net cash provided by (used in) operating activities less capital expenditures and capitalized turnaround expenditures.

We present these measures because we believe they may help investors, analysts, lenders and ratings agencies analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including but not limited to our operating performance as compared to other publicly traded companies in the refining and fertilizer industries, without regard to historical cost basis or financing methods and our ability to incur and service debt and fund capital expenditures. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. See “Non-GAAP Reconciliations” included herein for reconciliation of these amounts. Due to rounding, numbers presented within this section may not add or equal to numbers or totals presented elsewhere within this document.

Factors Affecting Comparability of Our Financial Results

Petroleum Segment

Major Scheduled Turnaround Activities - Our results of operations for the periods presented may not be comparable with prior periods or to our results of operations in the future due to capitalized expenditures as part of planned turnarounds. Total capitalized expenditures were $58 million and $60 million during the years ended December 31, 2024 and 2023, respectively. The next planned turnaround commenced in January 2025 at the Coffeyville Refinery.

Midway JV Disposition - On December 23, 2024, a subsidiary of the Company sold the 50% limited liability company interests it owned in the Midway Pipeline, LLC to Plains Pipeline, L.P. in exchange for cash consideration of approximately $90 million. The sale resulted in a gain of $24 million within Other income (expense), net in the Company’s Consolidated Statements of Operations.

CVR Energy, Inc.
(unaudited)

Consolidated Statement of Operations Data

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data)	2024	2023	2024	2023
Net sales	$1,947	$2,202	$7,610	$9,247
Operating costs and expenses:
Cost of materials and other	1,653	1,802	6,448	7,013
Direct operating expenses (exclusive of depreciation and amortization)	165	166	667	670
Depreciation and amortization	72	75	290	291
Cost of sales	1,890	2,043	7,405	7,974
Selling, general and administrative expenses (exclusive of depreciation and amortization)	35	34	139	141
Depreciation and amortization	2	1	8	7
(Gain) loss on asset disposal	(1)	—	—	2
Operating income	21	124	58	1,123
Other income (expense):
Interest expense, net	(20)	(9)	(77)	(52)
Other income, net	27	4	38	14
Income before income tax expense	28	119	19	1,085
Income tax expense (benefit)	(12)	22	(26)	207
Net income	40	97	45	878
Less: Net income attributable to noncontrolling interest	12	6	38	109
Net income attributable to CVR Energy stockholders	$28	$91	$7	$769

Basic and diluted earnings per share	$0.28	$0.91	$0.06	$7.65
Dividends declared per share	$—	$2.00	$1.50	$4.50

Adjusted (loss) earnings per share	$(0.13)	$0.65	$(0.51)	$5.64
EBITDA*	$122	$204	$394	$1,435
Adjusted EBITDA*	$67	$170	$317	$1,164

Weighted-average common shares outstanding - basic and diluted	100.5	100.5	100.5	100.5

*See “Non-GAAP Reconciliations” section below.

Selected Consolidated Balance Sheet Data

(in millions)	December 31, 2024	December 31, 2023
Cash and cash equivalents	$987	$581
Working capital	726	497
Total assets	4,263	4,707
Total debt and finance lease obligations, including current portion	1,919	2,185
Total liabilities	3,375	3,669
Total CVR stockholders’ equity	703	847

Selected Consolidated Cash Flow Data

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2024	2023	2024	2023
Net cash flows provided by (used in):
Operating activities	$98	$(36)	$404	$948
Investing activities	43	(58)	(121)	(239)
Financing activities	312	384	(482)	(40)
Net increase (decrease) in cash, cash equivalents and restricted cash	$453	$290	$(199)	$669

Free cash flow *	$40	$(94)	$181	$708

*See “Non-GAAP Reconciliations” section below.

Selected Segment Data

	Three Months Ended December 31, 2024				Three Months Ended December 31, 2023
(in millions)	Petroleum	Renewables	Nitrogen Fertilizer	Consolidated	Petroleum	Renewables	Nitrogen Fertilizer	Consolidated
Net sales	$1,755	$93	$140	$1,947	$1,997	$110	$142	$2,202
Operating income (loss)	4	(3)	26	21	144	(31)	17	124
Net income (loss)	35	(3)	18	40	158	(30)	10	97
EBITDA *	72	3	50	122	196	(26)	38	204

Capital Expenditures: (1)
Maintenance	$24	$1	$15	$40	$24	$1	$11	$36
Growth	7	—	3	11	5	8	—	13
Total capital expenditures	$31	$1	$18	$51	$29	$9	$11	$49

	Year Ended December 31, 2024				Year Ended December 31, 2023
(in millions)	Petroleum	Renewables	Nitrogen Fertilizer	Consolidated	Petroleum	Renewables	Nitrogen Fertilizer	Consolidated
Net sales	$6,920	$289	$525	$7,610	$8,287	$559	$681	$9,247
Operating income (loss)	12	(22)	90	58	982	(37)	201	1,123
Net income (loss)	70	(21)	61	45	1,071	(36)	172	878
EBITDA *	223	3	179	394	1,185	(17)	281	1,435

Capital Expenditures: (1)
Maintenance	$90	$3	$30	$127	$94	$2	$28	$128
Growth	38	8	7	54	14	54	1	69
Total capital expenditures	$128	$11	$37	$181	$108	$56	$29	$197

*See “Non-GAAP Reconciliations” section below.
(1)Capital expenditures are shown exclusive of capitalized turnaround expenditures and business combinations.

	December 31, 2024				December 31, 2023
(in millions)	Petroleum	Renewables	Nitrogen Fertilizer	Consolidated	Petroleum	Renewables	Nitrogen Fertilizer	Consolidated
Cash and cash equivalents (1)	$735	$13	$91	$987	$375	$16	$45	$581
Total assets	3,288	420	1,019	4,263	2,978	344	975	4,707
Total debt and finance lease obligations, including current portion (2)	354	—	569	1,919	44	5	547	2,185

(1)Corporate cash and cash equivalents consisted of $148 million and $145 million at December 31, 2024 and December 31, 2023, respectively.
(2)Corporate total debt and finance lease obligations, including current portion consisted of $996 million and $1,594 million at December 31, 2024 and December 31, 2023, respectively.

Petroleum Segment

Key Operating Metrics per Total Throughput Barrel

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Refining margin *	$8.37	$15.01	$9.53	$21.82
Adjusted refining margin *	6.45	12.91	8.67	18.11
Direct operating expenses *	5.13	4.69	5.86	5.34

*See “Non-GAAP Reconciliations” section below.

Throughput Data by Refinery

	Three Months Ended December 31,		Year Ended December 31,
(in bpd)	2024	2023	2024	2023
Coffeyville
Gathered crude	69,560	61,733	71,382	62,263
Other domestic	47,732	57,161	39,360	49,930
Canadian	3,969	6,109	7,304	3,265
Condensate	—	7,115	3,177	7,566
Other crude oil	5,709	—	2,546	—
Other feedstocks and blendstocks	14,997	16,321	12,511	13,490
Wynnewood
Gathered crude	55,507	49,061	46,185	50,900
Other domestic	—	2,974	980	2,112
Condensate	10,747	17,192	9,165	15,228
Other feedstocks and blendstocks	5,482	4,888	3,668	3,465
Total throughput	213,703	222,554	196,278	208,219

Production Data by Refinery

	Three Months Ended December 31,		Year Ended December 31,
(in bpd)	2024	2023	2024	2023
Coffeyville
Gasoline	72,868	76,921	69,771	69,847
Distillate	61,016	62,570	56,690	57,888
Other liquid products	3,775	4,168	5,125	4,388
Solids	4,349	4,798	4,762	4,123
Wynnewood
Gasoline	40,139	42,363	33,106	38,843
Distillate	24,473	25,432	20,917	24,978
Other liquid products	4,405	5,480	4,551	6,882
Solids	12	9	9	10
Total production	211,037	221,741	194,931	206,959

Light product yield (as % of total crude throughput) (1)	102.7%	103.0%	100.2%	100.2%
Liquid volume yield (as % of total throughput) (2)	96.7%	97.5%	96.9%	97.4%
Distillate yield (as % of total crude throughput) (3)	44.2%	43.7%	43.1%	43.3%

(1)Total Gasoline and Distillate divided by total Gathered crude, Other domestic, Canadian, and Condensate throughput (collectively, “Total Crude Throughput”).
(2)Total Gasoline, Distillate, and Other liquid products divided by total throughput.
(3)Total Distillate divided by Total Crude Throughput.

Key Market Indicators

	Three Months Ended December 31,		Year Ended December 31,
(dollars per barrel)	2024	2023	2024	2023
West Texas Intermediate (WTI) NYMEX	$70.32	$78.53	$75.77	$77.57
Crude Oil Differentials to WTI:
Brent	3.69	4.32	4.09	4.60
WCS (heavy sour)	(12.25)	(22.91)	(13.86)	(17.97)
Condensate	(0.24)	(0.30)	(0.48)	(0.21)
Midland Cushing	0.87	1.09	1.10	1.26
NYMEX Crack Spreads:
Gasoline	13.84	13.69	20.91	27.88
Heating Oil	23.40	41.34	26.67	40.60
NYMEX 2-1-1 Crack Spread	18.62	27.52	23.79	34.24
PADD II Group 3 Product Basis:
Gasoline	(4.03)	(4.75)	(6.52)	(2.92)
Ultra Low Sulfur Diesel (ULSD)	(4.57)	(2.96)	(4.96)	(1.02)
PADD II Group 3 Product Crack Spread:
Gasoline	9.81	8.94	14.40	24.96
ULSD	18.83	38.38	21.71	39.57
PADD II Group 3 2-1-1	14.32	23.66	18.05	32.27

Renewables Segment

Key Operating Metrics per Vegetable Oil Throughput Gallon

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Renewables margin *	$0.79	$(0.90)	$0.80	$0.27
Adjusted renewables margin *	1.16	(0.43)	0.93	0.41
Direct operating expenses *	0.48	0.37	0.57	0.35

*See “Non-GAAP Reconciliations” section below.

Renewables Throughput Data

	Three Months Ended December 31,		Year Ended December 31,
(in gallons per day)	2024	2023	2024	2023
Corn Oil	81,497	90,932	52,807	53,661
Soybean Oil	105,351	109,242	98,439	172,297
Other feedstocks and blendstocks	91,709	46,210	58,730	51,039
Total throughput	278,557	246,384	209,976	276,997

Renewables Production Data

	Three Months Ended December 31,		Year Ended December 31,
(in gallons per day)	2024	2023	2024	2023
Renewable diesel	163,110	176,200	134,399	200,015
Renewable naphtha	19,731	32,886	17,101	34,099
Renewable light ends	88,938	94,952	62,424	92,802
Other	67,293	42,106	41,064	45,552
Total production	339,072	346,144	254,988	372,468

Renewable diesel yield (as % of corn and soybean oil throughput)	87.8%	88.0%	89.2%	88.5%

Key Market Indicators

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Chicago Board of Trade (CBOT) soybean oil (dollars per pound)	$0.43	$0.52	$0.44	$0.58
Midwest crude corn oil (dollars per pound)	0.46	0.62	0.50	0.61
CARB ULSD (dollars per gallon)	2.28	2.90	2.47	2.89
NYMEX ULSD (dollars per gallon)	2.23	2.85	2.44	2.81
California LCFS (dollars per metric ton)	72.05	68.71	60.07	72.52
Biodiesel RINs (dollars per RIN)	0.66	0.84	0.59	1.35

Nitrogen Fertilizer Segment

	Three Months Ended December 31,		Year Ended December 31,
(percent of capacity utilization)	2024	2023	2024	2023
Ammonia utilization rate (1)	96%	94%	96%	100%

(1)Reflects our ammonia utilization rates on a consolidated basis. Utilization is an important measure used by management to assess operational output at each of the Nitrogen Fertilizer Segment’s facilities. Utilization is calculated as actual tons produced divided by capacity. We present our utilization for the three and twelve months ended December 31, 2024 and 2023, respectively, and take into account the impact of our current turnaround cycles on any specific period. Additionally, we present utilization solely on ammonia production rather than each nitrogen product as it provides a comparative baseline against industry peers and eliminates the disparity of plant configurations for upgrade of ammonia into other nitrogen products. With our efforts being primarily focused on ammonia upgrade capabilities, this measure provides a meaningful view of how well we operate.

Sales and Production Data

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Consolidated sales (thousands of tons):
Ammonia	97	98	271	281
UAN	310	320	1,260	1,395

Consolidated product pricing at gate (dollars per ton): (1)
Ammonia	$475	$461	$479	$573
UAN	229	241	248	309

Consolidated production volume (thousands of tons):
Ammonia (gross produced) (2)	210	205	836	864
Ammonia (net available for sale) (2)	80	75	270	270
UAN	310	306	1,273	1,369

Feedstock:
Petroleum coke used in production (thousands tons)	123	131	517	518
Petroleum coke used in production (dollars per ton)	$55.71	$77.09	$59.69	$78.14
Natural gas used in production (thousands of MMBtus) (3)	2,224	2,033	8,667	8,462
Natural gas used in production (dollars per MMBtu) (3)	$3.00	$2.95	$2.56	$3.42
Natural gas in cost of materials and other (thousands of MMBtus) (3)	2,352	2,317	7,755	8,671
Natural gas in cost of materials and other (dollars per MMBtu) (3)	$2.50	$2.83	$2.50	$3.84

(1)Product pricing at gate represents sales less freight revenue divided by product sales volume in tons and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.
(2)Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into other fertilizer products. Net tons available for sale represent ammonia available for sale that was not upgraded into other fertilizer products.
(3)The feedstock natural gas shown above does not include natural gas used for fuel. The cost of fuel natural gas is included in direct operating expense.

Key Market Indicators

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Ammonia — Southern plains (dollars per ton)	$526	$648	$526	$564
Ammonia — Corn belt (dollars per ton)	595	704	573	644
UAN — Corn belt (dollars per ton)	274	301	277	311

Natural gas NYMEX (dollars per MMBtu)	$2.98	$2.92	$2.41	$2.67

Q1 2025 Outlook

The table below summarizes our outlook for certain refining statistics and financial information for the first quarter of 2025. See “Forward-Looking Statements” above.

	Q1 2025
	Low	High
Petroleum
Total throughput (bpd)	120,000	135,000
Direct operating expenses (in millions) (1)	$95	$105
Turnaround (2)	150	165

Renewables
Total throughput (in millions of gallons)	13	16
Direct Operating expenses (in millions) (1)	$8	$10

Nitrogen Fertilizer
Ammonia utilization rate	95%	100%
Direct operating expenses (in millions) (1)	$55	$65

Capital Expenditures (in millions) (2)
Petroleum	$30	$40
Renewables	2	5
Nitrogen Fertilizer	12	16
Other	—	2
Total capital expenditures	$44	$63

(1)Direct operating expenses are shown exclusive of depreciation and amortization and, for the Nitrogen Fertilizer Segment, turnaround expenses and inventory valuation impacts.
(2)Turnaround and capital expenditures are disclosed on an accrual basis.

Non-GAAP Reconciliations

Reconciliation of Consolidated Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2024	2023	2024	2023
Net income	$40	$97	$45	$878
Interest expense, net	20	9	77	52
Income tax (benefit) expense	(12)	22	(26)	207
Depreciation and amortization	74	76	298	298
EBITDA	122	204	394	1,435
Adjustments:
Revaluation of RFS liability, favorable	(57)	(57)	(89)	(284)
Unrealized loss (gain) on derivatives	6	(67)	22	(32)
Inventory valuation impacts, unfavorable	20	90	14	45
Gain on sale of equity method investment	(24)	—	(24)	—
Adjusted EBITDA	$67	$170	$317	$1,164

Reconciliation of Basic and Diluted Earnings per Share to Adjusted Earnings per Share

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Basic and diluted earnings per share	$0.28	$0.91	$0.06	$7.65
Adjustments: (1)
Revaluation of RFS liability, favorable	(0.43)	(0.42)	(0.67)	(2.12)
Unrealized loss (gain) on derivatives	0.04	(0.50)	0.16	(0.23)
Inventory valuation impacts, unfavorable	0.16	0.66	0.12	0.34
Gain on sale of equity method investment	(0.18)	—	(0.18)	—
Adjusted (loss) earnings per share	$(0.13)	$0.65	$(0.51)	$5.64

(1)Amounts are shown after-tax, using the Company’s marginal tax rate, and are presented on a per share basis using the weighted average shares outstanding for each period.

Reconciliation of Net Cash Provided By (Used In) Operating Activities to Free Cash Flow

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2024	2023	2024	2023
Net cash provided by (used in) operating activities	$98	$(36)	$404	$948
Less:
Capital expenditures	(55)	(55)	(179)	(205)
Capitalized turnaround expenditures	(7)	(4)	(53)	(57)
Return on equity method investment	4	1	9	22
Free cash flow	$40	$(94)	$181	$708

Reconciliation of Petroleum Segment Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2024	2023	2024	2023
Petroleum net income	$35	$158	$70	$1,071
Interest income, net	(4)	(10)	(21)	(75)
Depreciation and amortization	41	48	174	189
Petroleum EBITDA	72	196	223	1,185
Adjustments:
Revaluation of RFS liability, favorable	(57)	(57)	(89)	(284)
Unrealized loss (gain) on derivatives, net	6	(67)	22	(30)
Inventory valuation impact, unfavorable (1)	12	80	6	32
Gain on sale of equity method investment	(24)	—	(24)	—
Petroleum Adjusted EBITDA	9	152	138	903

Reconciliation of Petroleum Segment Gross Profit to Refining Margin and Adjusted Refining Margin

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except throughput data)	2024	2023	2024	2023
Net sales	$1,755	$1,997	$6,920	$8,287
Less:
Cost of materials and other	(1,590)	(1,690)	(6,236)	(6,629)
Direct operating expenses (exclusive of depreciation and amortization)	(101)	(96)	(421)	(406)
Depreciation and amortization	(41)	(47)	(174)	(185)
Gross profit	23	164	89	1,067
Add:
Direct operating expenses (exclusive of depreciation and amortization)	101	96	421	406
Depreciation and amortization	41	47	174	185
Refining margin	165	307	684	1,658
Adjustments:
Revaluation of RFS liability, favorable	(57)	(57)	(89)	(284)
Unrealized loss (gain) on derivatives, net	6	(67)	22	(30)
Inventory valuation impact, unfavorable (1)	12	80	6	32
Adjusted refining margin	$126	$263	$623	$1,376

Total throughput barrels per day	213,703	222,554	196,278	208,219
Days in the period	92	92	366	365
Total throughput barrels	19,660,650	20,474,980	71,837,644	75,999,905

Refining margin per total throughput barrel	$8.37	$15.01	$9.53	$21.82
Adjusted refining margin per total throughput barrel	6.45	12.91	8.67	18.11
Direct operating expenses per total throughput barrel	5.13	4.69	5.86	5.34

(1)The Petroleum Segment’s basis for determining inventory value under GAAP is First-In, First-Out (“FIFO”). Changes in crude oil prices can cause fluctuations in the inventory valuation of crude oil, work in process and finished goods, thereby resulting in a favorable inventory valuation impact when crude oil prices increase and an unfavorable inventory valuation impact when crude oil prices decrease. The inventory valuation impact is calculated based upon inventory values at the beginning of the accounting period and at the end of the accounting period.

Reconciliation of Renewables Segment Net Loss to EBITDA and Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2024	2023	2024	2023
Renewables net loss	$(3)	$(30)	$(21)	$(36)
Interest expense, net	—	(1)	(1)	(1)
Depreciation and amortization	6	5	25	20
Renewables EBITDA	3	(26)	3	(17)
Adjustments:
Unrealized (gain) loss on derivatives, net	—	—	—	(2)
Inventory valuation, (favorable) unfavorable (1)	6	9	7	14
Renewables Adjusted EBITDA	$9	$(17)	$10	$(5)

Reconciliation of Renewables Segment Gross Loss to Renewables Margin and Adjusted Renewables Margin

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except throughput data)	2024	2023	2024	2023
Net sales	$93	$110	$289	$559
Less:
Cost of materials and other	(79)	(127)	(245)	(537)
Direct operating expenses (exclusive of depreciation and amortization)	(8)	(7)	(31)	(28)
Depreciation and amortization	(6)	(5)	(25)	(20)
Gross loss	—	(29)	(12)	(26)
Add:
Direct operating expenses (exclusive of depreciation and amortization)	8	7	31	28
Depreciation and amortization	6	5	25	20
Renewables margin	14	(17)	44	22
Unrealized (gain) loss on derivatives, net	—	—	—	(2)
Inventory valuation, (favorable) unfavorable (1)	6	9	7	14
Adjusted renewables margin	$20	$(8)	$51	$34

Total vegetable oil throughput gallons per day	186,970	200,174	151,278	225,957
Days in the period	92	92	366	365
Total vegetable oil throughput gallons	17,201,274	18,416,045	55,367,620	82,474,473

Renewables margin per vegetable oil throughput gallon	$0.79	$(0.90)	$0.80	$0.27
Adjusted renewables margin per vegetable oil throughput gallon	1.16	(0.43)	0.93	0.41
Direct operating expenses per vegetable oil throughput gallon	0.48	0.37	0.57	0.35

(1)The Renewables Segment’s basis for determining inventory value under GAAP is FIFO. Changes in renewable diesel prices can cause fluctuations in the inventory valuation of renewable diesel, work in process and finished goods, thereby resulting in a favorable inventory valuation impact when renewable diesel prices increase and an unfavorable inventory valuation impact when renewable diesel prices decrease. The inventory valuation impact is calculated based upon inventory values at the beginning of the accounting period and at the end of the accounting period.

Reconciliation of Nitrogen Fertilizer Segment Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2024	2023	2024	2023
Nitrogen Fertilizer net income	$18	$10	$61	$172
Add:
Interest expense, net	7	7	30	29
Depreciation and amortization	25	21	88	80
Nitrogen Fertilizer EBITDA and Adjusted EBITDA	$50	$38	$179	$281